AMENDMENT NO. 1
                   TO AGENCY AGREEMENT DATED DECEMBER 4, 1996

         THIS AMENDMENT ("Amendment") is dated for purposes of reference as of January 23, 1997, and is entered into between ORYX TECHNOLOGY CORP., a Delaware corporation (the "Issuer"), on the one hand, and YORKTON SECURITIES INC., an Ontario corporation (the "Agent"), on the other hand, with respect to the following facts:

         A. The Issuer and the Agent entered into an Agency Agreement dated for purposes of reference December 4, 1996 (the "Agreement"), pursuant to which the Issuer appointed the Agent as its exclusive agent in a best-efforts Private Placement of Shares of its $.001 par value Common Stock to raise minimum gross proceeds of $2,000,000 and maximum gross proceeds of $4,000,000. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

         B. On December 24, 1996, the First Closing of the Private Placement was held. At the First Closing, $2,154,847 of Gross Proceeds of the Private Placement were received from Subscribers and 1,134,130 Shares were issued to Subscribers at a price per share of $1.90.

         C. Section 8.1 of the Agreement provides that a Second Closing may be held within thirty (30) days after the First Closing (i.e., on or before January 23, 1997). The Issuer and the Agent wish to amend Section 8.1 to provide that a Second Closing may be held within sixty (60) days after the First Closing (i.e., on or before February 22, 1997).

         D. Section 2.2 of the Agreement provides that the Price Per Share, for purposes of the Second Closing, shall be calculated as 90% of the average closing bid price of the Issuer's Common Stock as it trades on the Nasdaq SmallCap Market for the 10 trading days immediately preceding the date on which the Agent contracts with the Subscribers under the Subscription Agreements (the "Contract Date"), provided, however, that in no event will the Price Per Share for purposes of the Second Closing be less than $1.80. The Issuer and the Agent wish to amend Section 2.2 to provide that the Price Per Share for purposes of the Second Closing shall be $1.90.

         E. The Issuer and the Agent wish to adopt certain additional clarifying amendments to the Agreement as it pertains to the Second Closing.

         In consideration of the premises, the parties agree to amend the Agreement as follows:

         1. Section 8.1 of the Agreement is hereby amended to provide that the Second Closing shall take place within sixty (60) days after the First Closing (i.e., on or before February 22, 1997) on a date and at such time as the Issuer and the Agent shall mutually agree (which, for purposes of the Second Closing, shall be deemed the "Closing Date").

         2. Section 2.2 of the Agreement is hereby amended to provide that the Price Per Share for purposes of the Second Closing shall be $1.90.

         3. Section 3 of the Agreement is hereby amended to provide that, for purposes of the Second Closing, the term "Schedule A" shall have reference to a new, updated Schedule A which is current as of the date the parties sign this Amendment, and which shall be attached as a schedule to this Amendment.

         All provisions of the Agreement which are unchanged by this Amendment shall remain in full force and effect. The Agreement, as amended hereby, constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year hereinabove first written.

                                            ORYX TECHNOLOGY CORP.



                                            By:  /s/ Arvind Patel
                                            ---------------------
                                                     Arvind Patel
                                            Title:   Chief Executive Officer


                                            YORKTON SECURITIES INC.



                                            By:  /s/ Gordon Keep
                                            --------------------
                                                     Gordon Keep
                                            Title:    V.P. Corporate Finance






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                                   Schedule A

                                      NONE